Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of the 15th day of February 2007, by and between Ida K. Kane (“Executive”) and Investools Inc. (the “Company”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.             EMPLOYMENT.  The Company agrees to employ Executive and Executive hereby accepts such employment on an at-will basis pursuant to the terms and conditions of this Agreement for a two (2) year period commencing on the date of this Agreement and terminating, unless otherwise terminated earlier in accordance with Section 5 (“Employment Period”) on February 15, 2009. Executive further warrants and represents that she shall not disclose to the Company any confidential information obtained from a third party or otherwise violate any confidentiality or non-competition obligations Executive may have incurred with a third party.

2.             SERVICES.  During the Employment Period, Executive shall be employed as Chief Financial Officer with job responsibilities related thereto, and such job responsibilities may be modified at the sole discretion of the Chief Executive Officer.  Executive shall report to the Chief Executive Officer and shall devote her full time efforts to the faithful performance of her duties on behalf of the Company.  Executive shall also perform such other duties, and may have job responsibilities modified from time to time as may be requested by the Chief Executive Officer, provided such duties are generally consistent with the level of responsibility currently held by Executive.  Executive’s principal place of performance of her duties during the term of this Agreement shall be Provo, Utah.  Executive shall not engage in additional gainful employment of any kind or undertake any role or position, whether or not for compensation, with any person or entity during the term of this Agreement without advance written approval of the Chief Executive Officer.

3.             ADHERENCE TO COMPANY RULES.  Executive, at all times during the Employment Period, shall strictly adhere to and obey all of the Company’s written rules, regulations and policies, including without limitation the Investools Code of Business Ethics (attached hereto as Exhibit A), which will be provided to Executive and are now in effect, or as subsequently adopted or modified by the Company and provided to Executive which govern the operation of the Company’s business and the conduct of employees of the Company.

4.             COMPENSATION.

a.             Salary.  During 2007, Executive shall receive an annual base salary of $265,000 payable in bi-weekly gross amounts of $10,192.31.  Executive’s salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.  Beginning in 2008, Executive’s salary may be increased by the Company at any time, in its sole discretion, upon providing Executive thirty (30) days notice of such change.

b.             Benefits.  During the Employment Period, Executive shall be entitled to participate in the employee benefit plans provided by the Company for all employees generally subject to the terms and conditions of the applicable plan.  Additionally, Executive shall be entitled to additional travel insurance (Accidental Life & Dismemberment).    The Company shall be entitled to change, amend or terminate such plans from time to time in its sole discretion.

c.             Paid Time Off.  During the Employment Period, Executive shall be entitled to four (4) weeks of paid personal time (PTO) off per year, which shall accrue at a rate of 6.1538 hours per bi-weekly pay period.  Executive shall take her PTO time in accordance with Company policies and procedures.

d.             Expenses.  Executive shall be entitled to reimbursement of her ordinary and necessary business expenses incurred in the performance of her duties in accordance with Company policy.

e.             Discretionary Bonus.  During the Employment Period, Executive shall be entitled to an annual bonus up to maximum of 35% of Executive’s base salary as determined in the sole discretion of the Company, provided that Executive and/or the Company meet performance goals as established by the Company in its sole discretion.

f.              Stock Options.   Executive shall be eligible to receive future additional stock option grants, as determined by the Compensation Committee, in its sole discretion..  The applicable stock option agreement and plan shall govern all other terms and conditions of Executive’s options.

g.             Restricted Shares.  Executive shall be eligible to receive future additional Restricted Shares, as determined by the Compensation Committee, in its sole discretion.

h.             During the Employment Period, Executive shall be entitled to an annual complete physical exam at Cooper Clinic or a medical equivalent and shall include the travel expense between Salt Lake City and the Cooper Clinic, and said annual benefit shall not exceed an amount equal to $15,000.00

5.             TERMINATION.  The Company or Executive may terminate this Agreement and Executive’s employment as provided below:

a.             Termination by the Company for Cause.  The Company shall have the right to immediately terminate Executive’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice):

(i)                                     willful and material breach by Executive of any provision of this Agreement;
(ii)                                  any act by Executive of fraud or dishonesty including, but not limited to, stealing or falsification of Company records, with respect to any aspect of the Company’s business;
(iii)                               failure by Executive to follow the lawful instructions or directions from the Chief Executive Officer of the Company;
(iv)                              failure by Executive to perform in any manner under this Agreement after being given notice of such failure by the Company, along with an explanation of such failure of performance;
(v)                                 misappropriation of Company funds or of any corporate opportunity;
(vi)                              conviction of Executive of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s reputation or business (or a plea of nolo contendere thereto);
(vii)                           acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Chief Executive Officer and/or the Board of Directors (“Board”) of the Company in connection with any transaction entered into on behalf of the Company;
(viii)                        gross, willful or wanton negligence, misconduct, or conduct which constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Executive;
(ix)                                material violation of any lawful Company policy, rule, regulation or directive;
(x)                                   conduct on the part of Executive, even if not in connection with the performance of her duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, as determined by the Company in its sole discretion, and Executive fails to cease such conduct immediately upon receipt of notice to cease such conduct;
(xi)                                acceptance by Executive of employment with another employer; or
(xii)                             violation of material federal or state securities laws as determined in the sole discretion of the Company.

If the Company terminates Executive’s employment for any of the reasons set forth above, the Company shall have no further obligations to Executive hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity and Executive gets nothing else.

b.             Termination by the Company Without Cause.  The Company shall have the right to terminate Executive without Cause for any reason by providing thirty (30) days’ written notice to Executive.  If the Company terminates Executive without Cause by providing thirty (30) days’ notice and Executive is diligently and effectively rendering services to the Company (as determined by the Company in its sole discretion) as directed in Section 2 above at the time of her termination, the Company shall pay Executive through the date of termination and, subject to the limitations set forth below, the Company shall provide Executive with severance compensation in an amount equal to the greater of (i) six (6) month’s base salary (based on Executive’s annual salary on the date of termination), less applicable taxes or (ii) the severance pay to which Executive would be entitled under a severance pay plan, if any, in effect at the time of Executive’s termination without Cause.  Such severance compensation shall be paid in bi-weekly installments (“Installment Severance Payments”) over the following six months (referred to herein as the “Severance Period”) in accordance with the Company’s normal payroll practices and schedule.  In addition, the Company will pay the premiums for the Executive to continue your group health insurance coverage (as provided to other employees at the time of termination) under COBRA, at active employee contribution rates for the earlier of six (6) month’s following termination or until the Executive obtains comparable coverage. In the event Executive is in violation of Sections 7, 8, 10, 12 or Section 9, but only to the extent Restricted Business applies to the competitors listed in Exhibit B, of this Agreement at any time during the Severance Period, the Company shall be entitled to immediately cease the payment of the Installment Severance Payments, the Company’s severance obligation shall terminate and expire, and the Company shall have no further obligations hereunder from and after the date of such other employment or violation and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

c.             Voluntary Termination by Executive.  In the event that Executive’s employment with the Company is voluntarily terminated by Executive for any reason, the Company shall have no further obligations hereunder from and after the date of such termination and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

d.             Termination Upon Death.  In the event that Executive shall die during her employment by the Company, the Company shall pay to Executive’s estate any compensation due that would otherwise have been payable through the date of death.

e.             Termination Upon Disability.  In the event that Executive shall become disabled during her employment by the Company, Executive’s employment hereunder shall terminate and the Company shall provide Executive with severance payments equal to three (3) months’ salary (based on Executive’s monthly salary on the date of termination), less applicable taxes.  Such severance payments shall be paid bi-weekly over a period of three months in accordance with the Company’s normal payroll practices and schedule.   For purposes of this Agreement, Executive shall become “disabled” if she shall become, because of illness or incapacity, unable to perform the essential functions of her job under this Agreement with or without reasonable accommodation for a continuous period of ninety (90) days during the Employment Period.

6.             CHANGE OF CONTROL.

a.             For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred at such time as:

i.              any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries;  or

ii.            a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs or is effectuated in which the Company is not the resulting or surviving entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated only upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

iii.           the Board determines in its sole discretion that a Change in Control has occurred.

b.             Benefits Upon Change in Control.

i.              Severance Benefits.  If a Change of Control occurs within the first two (2) years of Executive’s employment pursuant to this Agreement, and Executive no longer reports to the then current Chief Executive Officer of the Company as a result of the Change of Control, Executive shall have the right to resign within one hundred eighty (180) days following the Change of Control and be entitled to receive a cash severance benefit in an amount equal to twelve (12) month’s base salary (based on Executive’s annual salary on the date of the Change of Control), less applicable taxes.  Such amount shall be paid in bi-weekly installments in accordance with the Company’s normal payroll practices and schedule.  Employee shall also be entitled to the full vesting of all outstanding options and restricted shares and other equity units granted prior to and through to the termination date, subject to the terms and conditions of the applicable plan and agreement.  All other provisions of the Stock Options Agreement and the Restricted Stock Award Agreement will remain in force. .  In addition, the Company will pay the premiums for the Executive to continue your group health insurance coverage (as provided to other employees at the time of termination) under COBRA, at active employee contribution rates for the earlier of twelve (12) month’s following termination or until the Executive obtains comparable coverage.  Provided however, the Company shall have no obligation to provide Executive with any severance compensation under this Section 6 if Executive is in breach or violation of any of the covenants contained in Sections 7, 8, 10, 12 or Section 9, but only to the extent Restricted Business applies to the competitors listed in Exhibit B, during the time period in which the Company is making the severance payments.

c.            No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 of this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 6 by the amount of earnings or benefits received by Executive in future employment.

7.             NONDISCLOSURE.  During the Employment Period, the Company agrees and promises to provide, and Executive will acquire, knowledge with respect to the Company’s business operations, including, by way of illustration, the Company’s Work Product (as defined below), trade secrets, processes, methodologies and methods for analyzing and investing in the stock market, software, databases, and other technical information, business information, customer lists and information, customer preferences, promotional and marketing materials, marketing plans and strategies, business planning, financial, and costing information related thereto, regardless of the form or media containing such information, and confidential information relating to the Company’s policies and employees (all of such information herein referred to as the “Confidential Information”).  The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company.  Executive agrees that Executive will not, during her employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents (including Company attorneys or accountants) or as reasonably required in connection with Executive’s duties on behalf of the

Company, or use, except on behalf of the Company, any Confidential Information acquired by Executive during her employment.  Executive agrees that her confidentiality obligation applies to all Confidential Information she has received, learned or accessed, no matter when she accessed, learned or received such information.  Executive further agrees that Executive will not, at any time after her employment has ended (for whatever reason), use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment of any nature.  If Executive is subpoenaed, or is otherwise required by law to testify concerning Confidential Information, Executive agrees to immediately notify Company upon receipt of a subpoena, or upon belief that such testimony shall be required.  Executive shall not copy or remove from the Company’s places of business any of the of the Company’s documents, materials or items containing Confidential Information except with the express written permission of the Company or in the normal course of employment.

8.             NON-INTERFERENCE OR SOLICITATION.  Executive agrees that during the Employment Period, and for a period of twelve (12) months following the termination of her employment (for whatever reason), that Executive shall not knowingly, directly or indirectly, induce, solicit, or attempt to persuade, directly or indirectly, (1) any former, current or future employee, agent, contractor, manager, consultant, director or other participant in the Company, or (2) any person who has purchased a program or product of the Company during the term of this Agreement, or (3) any person or entity who has collaborated or was affiliated with the Company during the term of this Agreement, (all the foregoing three groups being collectively referred to herein as “Participant”) to enter into any business relationship with Executive, except for the benefit of the Company, or any business organization in which Executive is involved or which is in competition with the Restricted Business.  In addition, during the Employment Period and for a period of twelve (12) months following the termination of her employment (for whatever reason), Executive shall not (1) directly or indirectly contact any person or entity having a Relationship (as defined below) with the Company or disclosed by the Company to Executive for the purpose of taking advantage of a business opportunity to the detriment of the Company, (2) otherwise circumvent a Relationship with the Company or, to the detriment of the Company, establish a Relationship with a party with whom the Company has a Relationship, or (3) seek to establish any rights, including but not limited to intellectual property rights, anywhere in the world in conflict with any intellectual property rights related to Work Product.

For purposes of this Agreement, the term “Restricted Business” shall mean the area of business dealing with providing telemarketing, and seminar products, workshops, and self-study programs, all relating to stocks and stock market investing information and analysis, as well as any other area of business in which the Company is engaged.   For purposes of this Agreement, “directly or indirectly” means as a paid or unpaid director, officer, agent, representative, manager, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participating role in any enterprise as an owner, partner, limited partner, member, manager, joint venturer, shareholder or creditor.  For purposes of this Agreement, the term “Relationship” shall mean a business arrangement, transaction, contract, understanding or other business relationship.  The foregoing prohibition against soliciting Participants shall include

Executive agreeing to enter into any such prohibited relationship, even if Participant made the initial contact regarding such relationship.

9.             NON-COMPETITION.  In consideration of the numerous mutual promises and agreements contained in this Agreement between the Company and Executive, including, without limitation, those involving, employment, compensation, and Confidential Information, and in order to protect the Company’s Confidential Information and other legitimate business interests and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Executive agrees that during her employment and for an additional period of twelve (12) months immediately following the termination of her employment (for whatever reason) (the “Noncompetition Term”), she shall not directly or indirectly enter into or attempt to enter into the Restricted Business in the United States or Canada.

Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 9 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company. This noncompetition provision shall survive the termination of Executive’s employment (for any reason) and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision.  Executive acknowledges that the Company would not employ her or provide her with access to its Confidential Information but for her covenants or promises contained in this Section.

The Company and Executive agree and stipulate that the agreements and covenants not to compete contained in this Section 9 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete.  Therefore, in furtherance of, and not in derogation of the provisions of this Section 9, the Company and Executive agree that in the event a court should decline to enforce any terms of any of the provisions of this Section 9, that Section 9 shall be deemed to be modified or reformed to restrict Executive’s competition with the Company to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of this Section 9 be deemed to be more restrictive to Executive than those contained herein.

10.          WORK PRODUCT.  For purposes of this Section 10, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, trademarks, trade names, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Executive’s work.  In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to the Company during Executive’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive’s “Work.”  For purposes of this Agreement, “Work” shall mean (i) any direct assignments and required performance by or for the Company, and (2) any other productive output that relates to the business of the Company and is produced during the course of Executive’s employment or engagement by the Company.  For this purpose, Work may be considered present even after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others.  Unless otherwise approved in writing by the Chief Executive Officer of the Company, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

The Company shall own all rights in the Work Product.  To this end, all Work Product shall be considered work made for hire for the Company.  If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company.  Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.  The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Executive agrees to perform upon the request of the Company, during or after Executive’s Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.

Executive warrants that Executive’s Work for the Company does not and will not in any way conflict with any remaining obligations Executive may have with any prior or current employer or contractor.  Executive also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

11.          NO EXCLUSIONS.  Executive hereby represents that Executive has not heretofore created any Work Product or prepared any work, which is the subject of any Work Product, that Executive wishes to exclude from the provisions of Section 10 above.

12.          RETURN OF DOCUMENTS.  Executive agrees that if Executive’s relationship with the Company is terminated (for whatever reason), Executive shall not take with Executive, but will leave with the Company, all Work Product, Confidential Information, records, files, memoranda, reports, price lists, customer lists, supplier lists, financial information, documents and other information, in whatever form (including on computer disk), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive’s termination.  Executive acknowledges that all such items are and remain the property of the Company.

13.          INJUNCTIVE RELIEF.  Executive acknowledges that breach of any of the agreements contained herein, including, without limitation, the confidentiality, nonsolicitation and noncompetition covenants specified in Sections 7, 8 and 9, will give rise to irreparable injury to the Company, inadequately compensable in damages.  Accordingly, Executive agrees that the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available.  Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood.  Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and Confidential Information and are reasonable in scope and content.

14.          SEVERABILITY AND REFORMATION.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 14.

15.          HEADINGS, GENDER, ETC.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.

16.          GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

17.          VENUE.  The venue for any dispute arising out of this Agreement or Executive’s employment with the Company shall be any state or federal court of competent jurisdiction in Salt Lake City, Utah.

18.          SURVIVAL.  Executive’s termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Executive’s covenants and agreements set forth herein and all such covenants, including those contained in Sections 7, 8, 9, 10, & 12 shall survive the termination of this Agreement.

19.          NOTICES.  Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:	Investools Inc.

If to Executive:	Ida K. Kane

20.          ENTIRE AGREEMENT.  This Agreement and the Stock Option Agreement contain the entire understanding and agreement between the parties, and supersedes any other agreement between Executive and the Company, whether oral or in writing, with respect to the subject matter hereof.  This Agreement may only be modified pursuant to Section 24.

21.          NO WAIVER.  The forebearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder.  No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

22.          ASSIGNMENT.  This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company.  This Agreement shall be assignable or delegable by the Company.  The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, representatives and assigns of the Company.

23.          BINDING EFFECT.  This Agreement shall be binding on and inure to the benefit of the parties and their respective permitted successors and assigns.

24.          MODIFICATION.  This Agreement may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed by the President or Chief Executive Officer of the Company.

25.          COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

IDA K. KANE

/s/ Ida K. Kane

Date:	2/15/07

INVESTOOLS INC.

By	/s/ Lee Barba
LEE BARBA, CEO

Date:	2/15/07